Exhibit 99.1

Contacts:	For News Media — George C. Lewis, 610-774-4687
For Financial Analysts — Joseph P. Bergstein, 610-774-5609

Source:  PPL Corporation

Applications Associated with PPL Spinoff Transaction
Approved by Pennsylvania PUC

ALLENTOWN, Pa. (March 11, 2015) – The Pennsylvania Public Utility Commission on Wednesday (3/11) approved applications filed by PPL Electric Utilities Corporation and PPL Interstate Energy Company (IEC) for certain approvals associated with the proposal by PPL Corporation to spin off its competitive energy supply business and combine it with generation assets owned by Riverstone Holdings LLC affiliate RJS Power Holdings LLC to form a new independent power producer named Talen Energy.

PUC approval was requested for two reasons. PPL Electric Utilities, which is regulated by the PUC, sought review and approval of certain changes in property rights and contracts. In addition, IEC, which operates a Pennsylvania pipeline that transports oil or natural gas to two PPL power plants in Northampton County, requested approval of a change in its ownership under the proposed transaction. The PUC has regulatory authority over the IEC pipeline.

The spinoff transaction involving PPL and RJS Power Holdings was previously approved by the Federal Energy Regulatory Commission when the parties accepted FERC’s market power mitigation requirements in January. The transaction also requires approval by the Nuclear Regulatory Commission and the U.S. Department of Justice. The transaction is expected to close in the second quarter of 2015.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. More information is available at www.pplweb.com.

#     #     #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.